Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OceanFirst Financial Corporation:

We consent to the use of our reports with respect to the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiaries (“the Company”) as of December 31, 2018 and 2017, and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting incorporated by reference in the Amendment No. 1 to the Registration Statement No. 333-233872 and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus included in such Registration Statement.

Our report dated March 15, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

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The Company did not have effective information technology general controls (ITGCs) related to user access over the core banking IT system used for financial reporting. As a result of improper risk assessment in deploying control activities around access policy, access to the core banking IT system was granted by IT personnel to retail and back office personnel that was not commensurate with assigned job responsibilities, and therefore created segregation of duties conflicts.

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The Company also did not have effective monitoring controls that were designed to address the completeness and accuracy of daily reports generated by the core banking IT system that included data fields subject to these access deficiencies.

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As a result, certain of the Company’s manual process level controls related to the loan and deposit account balances that are dependent upon the completeness and accuracy of data derived from the core banking IT systems were ineffective because they could have been adversely impacted by the ineffective ITGCs and monitoring controls.

The material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2018 consolidated financial statements, and this report does not affect our report on those consolidated financial statements.

/s/ KPMG LLP

Short Hills, New Jersey

October 18, 2019